Exhibit 23.6

CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS

Rice Energy Inc.

171 Hillpointe Drive, Suite 301

Canonsburg, Pennsylvania 13517

Gentlemen:

As independent petroleum consultants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Rice Energy Inc. of information relating to our report setting forth the estimates of the gas reserves of Alpha Shale Resources, LP and its general partner, Alpha Shale Holdings, LLC, as of December 31, 2011, filed as exhibits to the prospectus included in Rice Energy Inc.’s Registration Statement on Form S-1 (No. 333-192894). We also consent to the incorporation by reference to our firm as experts contained in such Registration Statement and in the related prospectus.

Very truly yours,

By:	/s/ D. Randall Wright
D. Randall Wright
President

Wright & Company, Inc.

Brentwood, Tennessee

January 24, 2014